Lawson Products, Inc. Announces First Quarter 2010 Results
Company reports improved operating income

DES PLAINES, Ill.—(BUSINESS WIRE)—April 29, 2010—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of products and services to the MRO and OEM marketplaces, today announced results for the first quarter of 2010.

First Quarter Highlights:

•	Net sales were $95.1 million versus $99.4 million in the prior year and $89.3 million in the fourth quarter of 2009;

•	Operating income was $4.6 million compared to an operating loss of $9.0 million last year;

•	Net income per share was $0.27 in the first quarter compared to a $0.70 per share loss in the first quarter last year;

•	At March 31, 2010, cash on hand was $8.8 million with no debt outstanding.

First Quarter Results:

Net sales for the first quarter of 2010 were $95.1 million, a 4.3% decrease compared to net sales of $99.4 million for the prior year period and a 6.5% increase compared to net sales for the fourth quarter of 2009. Gross profit increased to $55.5 million in the first quarter of 2010, 2.4% better than the prior year’s first quarter. Gross profit as a percentage of sales for the first quarter of 2010 increased to 58.4% compared to 54.5% in the first quarter of 2009 and 57.5% in the fourth quarter of 2009. Selling, general and administrative expenses decreased to $52.1 million as compared to $56.7 million in the first quarter 2009, primarily from the effect of steps taken to reduce the Company’s cost structure.

Operating income for the first quarter of 2010 was $4.6 million compared to an operating loss of $9.0 million in 2009. 2010 operating income included a $1.7 million gain from the sale of our Dallas, Texas distribution center. Results also included severance and restructuring charges of $0.5 million and $6.0 million in the first quarter of 2010 and 2009, respectively. Excluding the effect of the disposal of property and severance charges, adjusted operating income for the first quarter of 2010 would have been $3.4 million compared to an adjusted operating loss of $2.5 million in the prior year quarter. The improved operating results year-over-year were attained primarily due to improved gross margins, efficiencies attained through streamlining the distribution network and the realization of other cost cutting initiatives including a 17% reduction in total employee headcount from March 2009 to March 2010.

The Company reported net income of $2.3 million or $0.27 per share in the first quarter of 2010 compared to a net loss of $5.9 million or $0.70 per share in the first quarter of 2009.

Thomas Neri, President and Chief Executive Officer commented, “First quarter results were encouraging. Market conditions appear to be stabilizing. We were able to increase our profitability while continuing to make progress in implementing our key strategic initiatives, including our ERP implementation. Our ability to grow our business long-term will require more robust, reliable, transparent, and real-time data access that will allow us to make faster business decisions and ultimately, increase customer satisfaction. However, commencing in the second quarter, we will begin to incur costs, a portion of which will be operating expenses, as we start the ERP implementation process.”

Mr. Neri concluded, “We are seeing benefits from the actions we took during the most challenging economic climate in recent history as we recognized positive earnings and maintained a strong balance sheet.  We significantly reduced our cost structure and believe most of the cost reductions are sustainable. Further, we believe the steps we have taken to control costs and the strategic plans we are currently implementing to improve our operations, with a recovering economic environment, will work to the benefit of our shareholders.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in distributing products and services to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufactures, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2009 Form 10-K filed on February 25, 2010. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Net sales	$95,073	$99,381
Cost of goods sold	39,591	45,214

Gross profit	55,482	54,167

Selling, general and administrative expenses	52,108	56,681
Loss (gain) on disposal of assets	(1,701)	411
Severance and other charges	475	6,041
Operating income (loss)	4,600	(8,966)
Other income	50	725
Interest expense	(85)	(74)

Income (loss) from continuing operations before income taxes	4,565	(8,315)

Income tax expense (benefit)	2,223	(2,396)

Income (loss) from continuing operations	2,342	(5,919)

Loss from discontinued operations, net of income taxes	(10)	(29)

Net income (loss)	$2,332	$(5,948)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$0.27	$(0.70)
Discontinued operations	—	—

	$0.27	$(0.70)

Cash dividends declared per share of common stock	$0.06	$0.03

Basic and diluted weighted average shares outstanding	8,522	8,522

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,831	$8,787
Accounts receivable, less allowance for doubtful accounts	44,091	39,804
Inventories	75,101	73,696
Miscellaneous receivables and prepaid expenses	12,524	10,423
Deferred income taxes	4,035	4,819
Property held for sale	—	332
Discontinued assets	485	459

Total current assets	145,067	138,320

Property, plant and equipment, less accumulated depreciation and amortization	41,622	40,576
Cash value of life insurance	17,089	17,021
Deferred income taxes	12,858	15,249
Goodwill	28,185	27,957
Other	2,525	2,524

Total assets	$247,346	$241,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,723	$19,968
Settlement payable	10,000	10,000
Accrued expenses and other liabilities	28,924	33,272
Total current liabilities	68,647	63,240

Security bonus plan	25,810	25,931
Deferred compensation	10,988	10,374
Other	3,025	5,456

	39,823	41,761

Total Stockholders’ Equity	138,876	136,646
Total liabilities and stockholders’ equity	$247,346	$241,647

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATION
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2010 and 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Operating income (loss), as reported per GAAP	$4,600	$(8,966)
Loss (gain) on disposal of property (1)	(1,701)	411
Severance and other restructuring charges	475	6,041

Adjusted non-GAAP operating income (loss)	$3,374	$(2,514)

(1)	Gain on disposal of property in 2010 relates to the sale of the Dallas, Texas distribution center. The loss on disposal of property recorded in 2009 relates to a write-down in the value of equipment.

Contact: Lawson Products, Inc.
Ronald J. Knutson
847-827-9666, ext. 2665